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                     June 20, 2024

       Joe Ragan
       Chief Executive Officer
       ExcelFin Acquisition Corp.
       100 Kingsley Park Dr.
       Fort Mill, SC 29715

                                                        Re: ExcelFin
Acquisition Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed June 12, 2024
                                                            File No. 001-40933

       Dear Joe Ragan:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Bill Nelson, Esq.